EXHIBIT 10.16

MLA No. RI0218E
MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of August 21, 2012 among FARM CREDIT SERVICES OF AMERICA, FLCA, FARM CREDIT SERVICES OF AMERICA, PCA (collectively, "Lead Leader"), and LINCOLNWAY ENERGY, LLC, Nevada, Iowa (the "Company").

BACKGROUND

FLCA and the Company are parties to a Master Loan Agreement dated March 24, 2005 as amended (the "Existing Agreement"). Hereinafter, the term "Lead Lender" shall mean FLCA, PCA or both, as applicable in the context. Pursuant to the terms of the Existing Agreement, the parties entered into one or more Supplements thereto. Lead Lender and the Company now desire to amend and restate new Supplements that may be issued thereunder. For that reason and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged). Lead Lender and the Company hereby agree that the Existing Agreement shall be amended and restated to read as follows:

SECTION 1.    Supplements.    In the event the Company desires to borrow from Lead Lender and Lead Lender is willing to lend to the Company, or in the event Lead Lender and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a "Supplement"). Each supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to the loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan. As of the date hereof, the following Supplements are outstanding hereunder and shall be governed by the terms and conditions hereof: (A) the Monitored Revolving Credit Supplement dated of even date herewith and numbered RIA218S02; and (B) the Revolving Term Loan Supplement dated of even date herewith and numbered RIA218T02C (the "Revolving Term Loan Supplement").

SECTION 2.    Sale of Participation Interests and Appointment of Administrative Agent.    The Company acknowledges that concurrent with the execution of this Master Loan Agreement and related Supplements, Lead Lender is selling a participation interest in this Master Loan Agreement and related Supplements, Lead Lender is selling a participation interest in this Master Loan Agreement Supplements executed concurrently herewith to CoBank, ACB. Pursuant to an Amended and Restated Administrative Agency Agreement of even date herewith ("Agency Agreement"), Lead Lender has appointed CoBank, ACB, to act as Administrative Agent ("Agent") to act in place of Lead Lender hereunder and under the Supplements and any security documents to be executed thereunder. All funds to be advanced hereunder shall be made by Agent, all repayments by the Company hereunder shall be made to Agent, and all notices to be made to Lead Lender hereunder shall be made to Agent. Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Lead Lender hereunder and thereunder. Company acknowledges the appointment of Agent and consents to such appointment.

SECTION 3.    Availability.    Loans will be made available on any day on which Agent and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for loans must be received no later that 12:00 Noon Company's local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to Agent a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and Agent shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

SECTION 4.    Repayment.    The Company's obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as Agent shall require. Agent shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and Agent. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as Agent may direct by notice). The Company shall give Agent telephonic notice no later than 12:00 Noon Company's local time of its intent to pay by wire and funds received after 3:00 p.m. Company's local time shall be credited on the next business day. Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as Agent may direct by notice). Credit for payment by

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check will not be given until the later of: (A) the day on which Agent receives immediately available funds; or (B) the next business day after receipt of the check.

SECTION 5.    Capitalization.    The Company agrees to purchase voting (Class D) or non-voting (Class E) stock in Farm Credit Services of America, ACA (currently a minimum of $1,000.00 worth of stock consisting of at least 200 shares of $5.00 par value stock) as required under the policy of Lead Lender at the time of acquisition. Lead Lender policy may change from time to time. Lead Lender shall have a first lien on the stock for payment of any liability of the Company to Lead Lender. Said stock shall be owned as follows:

Owner Name:    Lincolnway Energy, LLC        SSN/TIN: 20-1118105

The Company authorizes and appoints the following to act on behalf of all owners, to vote the Class D stock, and to accept, receive and receipt for any dividends declared on the stock:

SECTION 6.    Security.    The Company's obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in Lead Lender (including Lead Lender's parent company, as applicable). In addition, the Company agrees to grant to Lead Lender, by means of such instruments and documents as Agent shall require, a first lien (subject only to exceptions approved in writing by Agent) on all personal property of the Company, and on all real property of the Company, whether now existing or hereafter acquired. As additional security for those obligations: (A) the Company agrees to grant to Lead Lender, by means of such instruments and documents as Agent shall require, a first priority lien on such of its other assets, whether now existing or hereafter acquired, as Agent may from time to time require; and (B) the Company agrees to grant to Lead Lender, by means of such instruments and documents as Agent shall require, a first priority lien on all realty which the Company may from time to time acquire after the date hereof. Lead Lender may at its discretion assign collateral to the Agent under the Agency Agreement.

SECTION 7.    Conditions Precedent.

(A)    Conditions to Initial Supplement.    Lead Lender's obligation to extent credit under the initial Supplement hereto is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

This Agreement, Etc. A duly executed copy of this agreement and all instruments and documents contemplated hereby.

(B)    Conditions to Each Supplement.    Lead Lenders obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

(1)    Supplement.    A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

(2)    Evidence of Authority.    Such certified board resolutions, certificated of incumbency, and other evidence that Agent may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(3)    Fees and Other Charges.    All fees and other charges provided for herein or in the Supplement.

(4)    Evidence of Perfection, Etc. Such evidence as Agent may require that Lead Lender has a duly perfected first priority lien on all security for the Company's obligations, and that the Company is in compliance with Section 9(D) hereof.

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(C)    Conditions to Each Loan. Lead Lender's obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no "Event of Default" (as defined in Section 12 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a "Potential Default"), shall have occurred and be continuing.

SECTION 8.    Representations and Warranties.

(A)    This Agreement. The Company represents and warrants to Lead Lender and Agent that as of the date of this agreement:

(1)     Compliance.    The Company and, to the extent contemplated hereunder, each "Subsidiary" (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

(2)     Subsidiaries.    The Company has no "Subsidiary(ies)" (as defined below). For purpose hereof, a "Subsidiary" shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

(B)    Each Supplement. The execution by the Company of each Supplement hereto shall constitute a representation and warranty to Lead Lender and Agent that:

(1)    Applications.    Each representation and warranty and all information set forth i any application or other documents submitted in connection with, or to induce Lead Lender to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

(2)    Conflicting Agreements, Etc.    This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the "Loan Documents"), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company's bylaws, articles of incorporation, or other organizational documents.

(3)    Compliance. The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 9(A) of this agreement on eligibility to borrow from Lead Lender).

(4)    Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement ma be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

SECTION 9.    Affirmative Covenants.    Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to and with respect to Subsections 9(B) through 9(G) hereof, agrees to cause each Subsidiary to:

(A)    Eligibility. Maintain its status as an entity eligible to borrow form Lead Lender.

(B)    Corporate Existence, Licenses, Etc. (1) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (2) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (3) obtain and maintain all licenses, certificated, permits, authorizations, approvals, and the like which are material to the conduct of its business or require by law, rule, regulation, ordinance, code, order, and the like (collectively, "Laws").

(C)    Compliance with Laws.    Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

(D)    Insurance. Maintain insurance with insurance companies or associations acceptable to Agent in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Agent may request. All such policies insuring any

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collateral for the Company's obligations to Lead Lender shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to Agent. At Agent's request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to Agent) shall be delivered to Agent.

(E)    Property Maintenance.    Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

(F)    Books and Records.    Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles ("GAAP") consistently applied.

(G)    Inspection.    Permit Agent or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

(H)    Reports and Notices.    Furnish to Agent:

(1)    Annual Financial Statements. As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a state of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

(2)    Interim Financial Statements. As soon as available, but in no event more than 30 days after the end of each month, a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as Agent may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent certified by an authorized officer or employee of the Company acceptable to Agent.

(3)    Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

(4)    Notice of Non-Environmental Litigation.     Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.

(5)    Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(6)    Bylaws and Articles. Promptly after any change in the Company's operating agreement or articles of organization (or like documents), copies of all such changes, certified by the Company's Secretary.

(7)    Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as Agent may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 9(H)4 and (5) above.

(I)    Commodity Account Control Agreement(s). On or before November 1, 2012 provide to agent a duly executed original and/or replacement commodity account control agreement(s) regarding the Company's commodity trading account(s) with ADM Investor Services, Inc., in form an substance acceptable to Agent, and such other evidence as Agent may require that such agreement(s) have been duly authorized and executed.

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(J)    Grain Contracts. On or before November 1, 2012 provide to Agent copies of grain contracts in form and content acceptable to Agent.

(K)    Risk Management Policy. On or before November 1, 2012 provide to Agent an updated Risk Management Policy in form and content acceptable to Agent.

SECTION 10.     Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:
(A)     Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or banker's acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (1) debt to Lead Lender and/or Agent; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (4) unsecured debt of the Company to Key Cooperative, in an aggregate amount not to exceed $1,700,000.00; and (5) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $1,000,000.00, with terms and conditions satisfactory to Agent.

(B)    Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, "Liens"). The forgoing restrictions shall not apply to; (1) Liens in favor of Lead Lender and/or Agent; (2) Liens for taxes, assessments, or governmental charges that are not past due; (3) Liens and deposits under workers' compensation, unemployment insurance, and social security Laws; (4) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (5) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (6) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and (7) Liens in favor of miscellaneous creditors to secure indebtedness permitted hereunder.

(C)    Mergers, Acquisitions, Etc. Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

(D)    Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

(E)    Loans and Investments. Make any loan or advance to any person or entity, or purchase any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in any person or entity, or form or create any partnerships or joint ventures except: (1) trade credit extended in the ordinary course of business.

(F)    Contingent Liabilities.    Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset, or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company's business.

(G)    Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company's present business activities or operations.

(H)    Leases.    Create, incur, assume, or permit to exist any obligation as lessee under operating leases or leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except: (1) leases which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company in excess of $100,000.00; and (2) leases of up to and including 220 railroad cars under terms and conditions acceptable to Agent.

(I)    Changes to Operating Agreements. Amend or otherwise make nay material changes to the Company's Articles of Organization, Operating Agreement, and ethanol and distillers grain marketing contracts.

(K)    Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for any value any of its capital stock, or allocate or otherwise set apart any sum

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for any of the foregoing, except that in any fiscal year of the Company, the Company may pay dividends in an amount up to 100% of its net income for the prior fiscal year, provided that no Event of Default or Potential Default shall have occurred and be continuing or would result therefrom.

SECTION 11.    Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(A)     Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $10,000,000.00, except that in determining current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced hereto may be included.

(B)    Net Worth. The Company will have at the end of each period for which financial statement are required to be furnished pursuant to Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $45,000,000.00.

SECTION 12.    Events of Default. Each of the following shall constitute an "Event of Default" under this agreement:

(A)    Payment Default. The Company should fail to make any payment required under this agreement or any other Loan Document when due, or should fail to purchase any equity in Lead Lender or Lead Lender's parent Association as and when required by the Capital Plan and/or Bylaws of Lead Lender or its parent Association.

(B)    Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

(C)    Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 9(A) through 9(H)(2), 9(H)(6) through 9(H)(8) or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by Agent to the Company.

(D)    Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

(E)    Cross-Default.    The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and Lead Lender or Agent, or between the Company and any affiliate of Lead Lender or Agent, including without limitation Lead Lender Leasing Services Corporation.

(F)    Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or nay long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, otherwise.

(G)    Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (1) enforcement proceedings shall have been commenced; (2) a Lien prohibited under Section 10(B) hereof shall have been obtained; or (3) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H)    Insolvency, Etc. The Company or any Subsidiary shall: (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (2) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (3) apply for , consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (4) commence or have commenced against it any

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proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

(I)    Material Adverse Change. Any material adverse change occurs, as reasonably determined by Agent, the Company's financial condition, results of operation, or ability to perform its obligations hereunder or under an instrument or document contemplated hereby.

(J)    Revocation of Guaranty. Any guaranty, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company's obligations hereunder and under any Supplement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability there of shall be contested by the guarantor, surety or other maker thereof (the "Guarantor"), or the Guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with Lead Lender and/or Agent (including any loan agreement or security agreement), or default set forth in Subsections (F) through (H) here of shall occur with respect to the Guarantor.

SECTION 13.     Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, Lead Lender shall have no obligation to continue to extend credit to the Company and may discontinue doing so at anytime without prior notice. For all purposes hereof, the term "Potential Default" means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, Lead Lender or Agent may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts hall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:

(A)    Enforcement. Lead Lender or Agent may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Lead Lender or Agent to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the forgoing, Agent may hold and/or set off and apply against the Company's obligation to Lead Lender by Lead Lender or Agent, or any balances held by Lead Lender or Agent for the Company's account (whether or not such balances are then due).

(B)    Application of Funds. Agent may apply all payments received by it to the Company's obligations to Lead Lender in such order and manner as Agent may elect in its sole discretion.

In addition to the rights and remedies set forth above: (1) upon the occurrence and during the continuance of the Event of Default, then at Agent's option in each instance, the entire indebtedness outstanding hereunder and under all Supplements shall bear interest from the date of such Event of Default until such Event of Default shall have been waived or cured in a manner satisfactory to Agent at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (2) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4.00 per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 14.     Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date in would otherwise be due and payable, the Company agrees that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable there to (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to Agent a surcharge in an amount equal to the greater of: (i) an amount that would result in Lead Lender, Agent, and all subparticipants being made whole (on a present value basis) for the actual or imputed funding losses incurred by Lead Lender, Agent, and all subparticipants as a result thereof; or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to Agent a surcharge in an amount sufficient (on a present value basis) to enable Lead Lender, Agent, and all subparticipants to maintain the yield they would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by Lead Lender, Agent, and all subparticipants (copies of which will be made available to the Company upon request).

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SECTION 15.    Complete Agreement, Amendments. This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment or modification of this Agreement shall be effective unless in writing signed by both parties hereto. No waiver of any provision hereof, and no consent to any departure by either party herefrom, shall be effective unless approved in writing by the other party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the even this agreement is amended or restate, each such amendment or restatement shall be applicable to all Supplements hereto.

SECTION 16.     Other Types of Credit. From time to time, Lead Lender may issue letters of credit or extend other types of credit to or for the account of the Company. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any supplement hereto and this agreement shall be applicable thereto.

SECTION 17.    Applicable Law. Without giving effect to the principle of conflict of laws and except to the extent governed by federal law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern this agreement, each Supplement and any other Loan Documents for which Colorado is specified as the applicable law, and all disputes and matters between the parties to this agreement, including all disputes and matters whatsoever arising under, in connection with or incident to the lending and/or leasing or other business relationship between the parties, and the rights and obligations of the parties to this agreement or any other Loan Documents by and between the parties for which Colorado is specified as the applicable law.

SECTION 18.     Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered main, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Agent, as follows:    If to the Company, as follows:

For general correspondence purposes:
CoBank, ACB    Lincolnway Energy, LLC
P.O. Box 5110    59511 West Lincoln Highway
Denver, Colorado 80217-5110    Nevada, Iowa 50201

For direct delivery purposes, when desired:    Attention: Project Coordinator/Manager
5500 South Quebec Street    Fax No.: (515) 663-9335
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services
Fax No.: (303) 224-6101

Farm Credit of America, FLCA
and Farm Credit of America, PCA
5015 S. 118th
Omaha, NE 68137

Attention: Ms. Kathy Frahm
Facsimile: 402-348-3500

SECTION 19.     Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by Lead Lender and/or Agent, and including any expenses of in-house counsel of Lead Lender and/or Agent) incurred by Lead Lender and/or Agent and any participants of Lead Lender in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintain, determining the priority of, and releasing any security for the Company's obligations to Lead Lender, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

SECTION 20.     Effectiveness and Severability. This agreement shall continue in effect until: (A) all indebtedness and obligations of the Company under this agreement, all SUpplements, and all other Loan Documents shall have been paid or satisfied; (B) Lead Lender has no commitment to extend credit to or for the account of the Company under any Supplement;

Master Loan Agreement RI0328E

and (C) either party sends written notice to the other terminating this agreement. Any provision of this agreement of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 21.    Successors and Assigns. This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the COmpany and Lead Lender and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of Agent.

SECTION 22.    Participations, Etc. From time to time, Lead Lender may sell to one or more banks, financial institutions, or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve Lead Lender of any commitment made to the Company hereunder. In connection with the foregoing, Lead Lender may disclose information concerning the Company and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Patronage distributions in the event of a sale of a participation interest shall be governed by the Bylaws and Capital Plan of Lead Lender or Lead Lender's Parent Association (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regard the loans hereunder (including without limitation the administration, servicing, and enforcement thereof). Lead Lender agrees to give written notification to the Company of any sale of a participation interest, which notification may be given by Agent.

SECTION 23.    Counterpart Signatures. This agreement, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 24.    Administrative Fee. The Company agrees to pay to Agent on November 1, 2013, and on each November 1 thereafter, for as long as the Company has commitments from Lead Lender, an administrative fee in the amount of $4,500.00.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

Master Loan Agreement RI0328E

SECTION 22.    Participations, Etc. From time to time, Lead Lender may sell to one or more banks, financial institutions, or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve Lead Lender of any commitment made to the Company hereunder. In connection with the foregoing, Lead Lender may disclose information concerning the Company and its Subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Patronage distributions in the event of a sale of a participation interest shall be governed by the Bylaws and Capital Plan of Lead Lender or Lead Lender's Parent Association (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regard the loans hereunder (including without limitation the administration, servicing, and enforcement thereof). Lead Lender agrees to give written notification to the Company of any sale of a participation interest, which notification may be given by Agent.

SECTION 23.    Counterpart Signatures. This agreement, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 24.    Administrative Fee. The Company agrees to pay to Agent on November 1, 2013, and on each November 1 thereafter, for as long as the Company has commitments from Lead Lender, an administrative fee in the amount of $4,500.00.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

EXHIBIT A

Lincolnway Energy, LLC
Nevada, Iowa
Compliance Certificate

As of Month Ended _______________________________________

This certificate is delivered pursuant to the Master Loan Agreement dated ______________________, 2012 (hereinafter referred to as the "MLA") between Lincolnway Energy, LLC (hereinafter referred to as the "Company") and Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (hereinafter referred to as "Farm Credit"). Terms used herein and defined in the MLA shall have their defined meanings when used herein.

Section 11 (A) - Working Capital
Required to be no less than $10,000,000 at all times

GAAP Current Assets
plus: Unadvanced Portion of Term Revolver
Adjusted Current Assets		$0

GAAP Current Liabilities
plus: current portion of Term Revolver When Fully Advanced
Adjusted Current Liabilities		$0

	GAAP Working Capital --->	$0

	Adjusted working Capital--->	$0
Compliance (Yes/No)

Section 11 (B) - Net Worth
Required to be no less than $45,000,000 at all times

Net Worth -->
Compliance (Yes/No)

FINANCIAL OFFICER CERTIFICATION

The undersigned hereby certifies that the foregoing is a correct statement of financial condition and compliance as of the month end stated above, and that, during such month, there existed at no time any condition or event which constituted an event of default or which, after notice or lapse of time or both, would constitute an event of default in the performance of any covenants contained in the MLA.

By:___________________________________________________________    Title:_______________________________________    Date:________________

Amendment No. RI0218F

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of November 8, 2012 between FARM CREDIT SERVICES OF AMERICA, FLCA AND FARM CREIT SERVICES OF AMERICA, PCA ("Lead Lender") and LINCOLNWAY ENERGY, LLC, Nevada, Iowa (the "Company").

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated August 21, 2012 (such agreement is hereinafter referred to as the "MLA"). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.    Section 11 (B) of the MLA is hereby amended and restated to read as follows:

SECTION 11. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(B)    Net Worth. The Company will have at the end of each period for which financial statements are required to furnished pursuant to Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $39,000,000.00.

2.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA AND FARM CREDIT SERVICES OF AMERICA, PCA	LINCOLNWAY ENERGY, LLC

Amendment No. RI0218F

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of November 8, 2012 between FARM CREDIT SERVICES OF AMERICA, FLCA AND FARM CREIT SERVICES OF AMERICA, PCA ("Lead Lender") and LINCOLNWAY ENERGY, LLC, Nevada, Iowa (the "Company").

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated August 21, 2012 (such agreement is hereinafter referred to as the "MLA"). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.    Section 11 (B) of the MLA is hereby amended and restated to read as follows:

SECTION 11. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

(B)    Net Worth. The Company will have at the end of each period for which financial statements are required to furnished pursuant to Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $39,000,000.00.

2.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA AND FARM CREDIT SERVICES OF AMERICA, PCA	LINCOLNWAY ENERGY, LLC